Exhibit 5(b)
[Letterhead of Jones Day]
November 29, 2006
Potash Corporation of Saskatchewan
122-1st Avenue South, Suite 500
Saskatoon, Saskatchewan S7K 7G3

Re:	Issuance of $500,000,000 of 5.875% Notes due December 1, 2036 of Potash Corporation of Saskatchewan Inc.
Ladies and Gentlemen:
          We have acted as counsel to Potash Corporation of Saskatchewan Inc., a corporation organized under the laws of Canada (the “Company”), in connection with the offering by the Company of $500,000,000 aggregate principal amount of the Company’s 5.875% Notes due December 1, 2036 (the “Securities”) as contemplated by the Company’s Registration Statement on Form S-3, as amended (File No. 333-89350) (the “Registration Statement”). The Securities will be issued pursuant to the Indenture dated as of February 27, 2003 (as so supplemented, the “Indenture”), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”).
          In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities, when executed by the Company and authenticated by the Trustee in accordance with the Indenture, issued and sold in accordance with the Registration Statement and delivered to the purchaser or purchasers thereof against receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.
          We have assumed that: (i) the Indenture is a valid and binding obligation of the Trustee and (ii) the definitive terms of the Securities will be established in accordance with (a) applicable law and (b) the provisions of the Indenture.
          The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in affect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

          The opinion expressed herein is limited to the federal securities laws of the United States of America and the laws of the State of New York. We express no opinion as to the effect of any other law of any other jurisdiction.
          In rendering our opinion expressed herein, we have relied solely upon the opinion of Stikeman Elliott LLP, a copy of which has been filed as Exhibit 5(a) to the Current Report on Form 8-K dated the date hereof, with respect to matters governed by the laws of Canada.
          We hereby consent to the filing of this opinion as Exhibit 5(b) to the Current Report on Form 8-K dated the date hereof relating to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ JONES DAY